EXHIBIT 99.1

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Yahoo Japan Corporation
Tokyo, Japan:

We have audited the accompanying consolidated balance sheet of Yahoo Japan Corporation and Consolidated Subsidiaries (the “Company”) as of March 31, 2008, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended (all expressed in Japanese Yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Yahoo Japan Corporation and Consolidated Subsidiaries as of March 31, 2008 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in Japan.

Accounting principles generally accepted in Japan differ in certain respects from accounting principles generally accepted in the United States of America. Information relating to the nature of such differences is presented in Note 15 to the consolidated financial statements.

As discussed in Note 13 to the consolidated financial statements, on May 23, 2008, the Board of Directors of the Company approved a proposal authorizing the Company to acquire up to 2% of its entire issued shares. The acquisition was made via market by a trust from June 2, 2008 to July 11, 2008, and the Company retired all of the treasury stock acquired.

Our audit also comprehended the translation of Japanese Yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. The translation of the financial statement amounts into U.S. dollars has been made solely for the convenience of readers outside Japan.

/s/ Deloitte Touche Tohmatsu

Tokyo, Japan
September 29, 2008

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets

	As of March 31,
			Thousands of
			U.S. Dollars
	Millions of Yen		(Note 1)
	2008	2007	2008
		(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	¥ 113,027	¥ 75,212	$1,128,131
Receivables:
Trade accounts	36,831	30,245	367,615
Other	4,511	3,426	45,027
Allowance for doubtful accounts	(2,095)	(2,300)	(20,913)
Inventories (Note 3)	240	173	2,397
Deferred tax assets (Note 8)	4,306	4,345	42,974
Other current assets	7,490	4,220	74,755

Total current assets	164,310	115,321	1,639,986

Property and equipment:
Buildings and structures	4,514	4,265	45,053
Machinery and equipment	37,698	31,757	376,264
Construction in progress	54	63	536

Total	42,266	36,085	421,853
Accumulated depreciation	(25,642)	(19,534)	(255,929)

Net property and equipment	16,624	16,551	165,924

Investments and other assets:
Investment securities (Note 4)	151,818	149,767	1,515,301
Investments in unconsolidated subsidiaries and associated companies	12,179	12,501	121,558
Goodwill	2,526	4,062	25,210
Deferred tax assets (Note 8)	3,899	2,990	38,914
Other assets	18,323	17,260	182,885
Allowance for doubtful accounts	(19)	(24)	(187)

Total investments and other assets	188,726	186,556	1,883,681

Total assets	¥ 369,660	¥ 318,428	$3,689,591

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Balance Sheets — (Continued)

	As of March 31,
			Thousands of
			U.S. Dollars
	Millions of Yen		(Note 1)
	2008	2007	2008
		(unaudited)

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank loans (Note 5)	¥—	¥120	$—
Current portion of long-term debt (Note 5)	20,000	20,000	199,621
Payables:
Trade accounts	6,621	1,022	66,084
Other	13,744	13,345	137,184
Income taxes payable (Note 8)	29,154	28,372	290,988
Provision for Yahoo! Points (Note 2.k)	2,293	2,065	22,883
Other current liabilities	17,165	11,108	171,322

Total current liabilities	88,977	76,032	888,082

Long-term liabilities:
Long-term debt (Note 5)	30,000	50,000	299,431
Other	11	11	108

Total long-term liabilities	30,011	50,011	299,539

Commitments (Notes 9 and 10)
Equity (Notes 6 and 13):
Common stock — 241,600,000 shares authorized; 60,502,022 shares issued in 2008 and 60,477,014 shares issued in 2007 (unaudited)	7,366	7,187	73,521
Capital surplus	2,447	2,268	24,424
Stock acquisition rights	116	30	1,159
Retained earnings	236,606	179,897	2,361,568
Net unrealized gain on available-for-sale securities	1,717	1,369	17,136
Treasury stock — at cost, 1,932 shares in 2008 and 1,926 shares in 2007 (unaudited)	(29)	(28)	(283)

Total	248,223	190,723	2,477,525
Minority interests	2,449	1,662	24,445

Total equity	250,672	192,385	2,501,970

Total liabilities and equity	¥369,660	¥318,428	$3,689,591

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Income

	Years Ended March 31,
				Thousands of
				U.S. Dollars
	Millions of Yen			(Note 1)
	2008	2007	2006	2008
		(unaudited)	(unaudited)

NET SALES	¥ 262,027	¥ 212,553	¥ 173,696	$2,615,304
COST OF SALES	28,260	8,487	12,843	282,071

Gross profit	233,767	204,066	160,853	2,333,233
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	108,959	97,833	78,720	1,087,523

Operating income	124,808	106,233	82,133	1,245,710

OTHER INCOME (EXPENSES):
Interest and dividend income	359	256	654	3,586
Interest expense	(625)	(480)	(5)	(6,233)
Gain (loss) on exchange — net	276	(7)	(24)	2,758
Equity in losses of associated companies	(6,750)	(3,523)	(2,690)	(67,369)
Lump-sum amortization of goodwill (Note 2.i)	(1,827)	—	—	(18,231)
Other — net	(2,251)	(711)	(104)	(22,485)

Other expenses — net	(10,818)	(4,465)	(2,169)	(107,974)

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	113,990	101,768	79,964	1,137,736

INCOME TAXES (Note 8):
Current	51,593	45,223	35,711	514,947
Deferred	(902)	(1,808)	(3,118)	(9,000)

Total income taxes	50,691	43,415	32,593	505,947

MINORITY INTERESTS IN NET INCOME	681	390	280	6,797

NET INCOME	¥ 62,618	¥ 57,963	¥ 47,091	$624,992

				U.S. Dollars
	Yen			(Note 1)

PER SHARE OF COMMON STOCK
(Notes 2.t and 12):
Basic net income	¥ 1,035.27	¥ 958.66	¥ 776.62	$10.33
Diluted net income	1,033.79	956.70	774.57	10.32
Cash dividends applicable to the year	104.00	96.00	78.00	1.04

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Changes in Equity

	Years Ended March 31,
	Thousands	Millions of Yen
	Issued					Net Unrealized
	Number of					Gain (Loss) on	Foreign
	Shares of			Stock		Available-	Currency
	Common	Common	Capital	Acquisition	Retained	for-sale	Translation	Treasury		Minority	Total
	Stock	Stock	Surplus	Rights	Earnings	Securities	Adjustments	Stock	Total	Interests	Equity

BALANCE, MARCH 31, 2005 (unaudited)	7,550	¥ 6,692	¥ 1,773	¥ —	¥ 83,461	¥ 4,162	¥ —	¥(28)	¥ 96,060	¥—	¥ 96,060
Exercise of stock options	21	341	341	—	—	—	—	—	682	—	682
Net income	—	—	—	—	47,091	—	—	—	47,091	—	47,091
Cash dividends (¥60.5 per share)	—	—	—	—	(3,654)	—	—	—	(3,654)	—	(3,654)
Bonuses to directors and corporate auditors	—	—	—	—	(160)	—	—	—	(160)	—	(160)
Stock splits (Note 6)	22,655	—	—	—	—	—	—	—	—	—	—
Net change in the year	—	—	—	—	—	2,435	1	—	2,436	—	2,436

BALANCE, MARCH 31, 2006 (unaudited)	30,226	7,033	2,114	—	126,738	6,597	1	(28)	142,455	—	142,455
Reclassified balance as of March 31, 2006	—	—	—	—	—	—	—	—	—	1,367	1,367
Exercise of stock options	25	154	154	—	—	—	—	—	308	—	308
Net income	—	—	—	—	57,963	—	—	—	57,963	—	57,963
Cash dividends (¥78 per share)	—	—	—	—	(4,715)	—	—	—	(4,715)	—	(4,715)
Bonuses to directors and corporate auditors	—	—	—	—	(168)	—	—	—	(168)	—	(168)
Deconsolidation of subsidiaries	—	—	—	—	79	—	—	—	79	—	79
Stock splits (Note 6)	30,226	—	—	—	—	—	—	—	—	—	—
Net change in the year	—	—	—	30	—	(5,228)	(1)	—	(5,199)	295	(4,904)

BALANCE, MARCH 31, 2007 (unaudited)	60,477	7,187	2,268	30	179,897	1,369	—	(28)	190,723	1,662	192,385
Exercise of stock options	25	179	179	—	—	—	—	—	358	—	358
Net income	—	—	—	—	62,618	—	—	—	62,618	—	62,618
Cash dividends (¥96 per share)	—	—	—	—	(5,805)	—	—	—	(5,805)	—	(5,805)
Decrease in associated companies accounted for by the equity method	—	—	—	—	(89)	—	—	—	(89)	—	(89)
Deconsolidation of subsidiaries	—	—	—	—	(15)	—	—	—	(15)	—	(15)
Purchase of treasury stocks	—	—	—	—	—	—	—	(1)	(1)	—	(1)
Net change in the year	—	—	—	86	—	348	—	—	434	787	1,221

BALANCE, MARCH 31, 2008	60,502	¥ 7,366	¥ 2,447	¥ 116	¥ 236,606	¥ 1,717	¥ —	¥(29)	¥ 248,223	¥2,449	¥ 250,672

	Thousands of U.S. Dollars (Note 1)
					Net Unrealized
					Gain (Loss) on
			Stock		Available-
	Common	Capital	Acquisition	Retained	for-sale	Treasury		Minority	Total
	Stock	Surplus	Rights	Earnings	Securities	Stock	Total	Interests	Equity

BALANCE, MARCH 31, 2007 (unaudited)	$71,734	$22,637	$300	$1,795,562	$13,657	$(281)	$1,903,609	$16,594	$1,920,203
Exercise of stock options	1,787	1,787	—	—	—	—	3,574	—	3,574
Net income	—	—	—	624,992	—	—	624,992	—	624,992
Cash dividends ($0.96 per share)	—	—	—	(57,947)	—	—	(57,947)	—	(57,947)
Decrease in associated companies accounted for by the equity method	—	—	—	(889)	—	—	(889)	—	(889)
Deconsolidation of subsidiaries	—	—	—	(150)	—	—	(150)	—	(150)
Purchase of treasury stocks	—	—	—	—	—	(2)	(2)	—	(2)
Net change in the year	—	—	859	—	3,479	—	4,338	7,851	12,189

BALANCE, MARCH 31, 2008	$73,521	$24,424	$1,159	$2,361,568	$17,136	$(283)	$2,477,525	$24,445	$2,501,970

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended March 31,
				Thousands of
				U.S. Dollars
	Millions of Yen			(Note 1)
	2008	2007	2006	2008
		(unaudited)	(unaudited)

OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥113,990	¥101,768	¥79,964	$1,137,736

Adjustments for:
Income taxes — paid	(51,139)	(40,418)	(28,893)	(510,421)
Depreciation and amortization	10,180	8,576	6,922	101,605
Amortization of goodwill	3,432	1,384	1,039	34,257
Equity in losses of associated companies	6,750	3,523	2,690	67,369
Changes in assets and liabilities:
Increase in trade receivables	(3,894)	(4,730)	(6,354)	(38,868)
Increase in other receivables	(4,193)	(4,128)	(2,549)	(41,847)
Increase in trade payables	5,584	102	1,386	55,731
(Decrease) increase in other payables	(2,447)	4,232	5,305	(24,422)
Increase in consumption tax payables	2,228	654	391	22,233
Other — net	1,003	1,747	(297)	10,021

Total adjustments	(32,496)	(29,058)	(20,360)	(324,342)

Net cash provided by operating activities	81,494	72,710	59,604	813,394

INVESTING ACTIVITIES:
Payment into time deposits	(20,000)	(4)	(1)	(199,621)
Decrease in time deposits	20,000	4	1	199,621
Purchase of property and equipment	(7,513)	(10,204)	(7,228)	(74,987)
Purchase of other assets	(4,181)	(7,855)	(5,149)	(41,726)
Purchase of investment securities	(8,836)	(146,600)	(15,210)	(88,193)
Payment for purchase of newly consolidated subsidiaries’ stocks	(356)	(719)	(3,984)	(3,555)
Proceeds from purchase of newly consolidated subsidiaries’ stocks	2,355	—	—	23,509
Collection on loans receivable	1	3,658	2,264	6
Other — net	1,548	1,318	1,774	15,452

Net cash used in investing activities	(16,982)	(160,402)	(27,533)	(169,494)

FINANCING ACTIVITIES:
Proceeds from long-term debt	—	80,070	—	—
Repayment of long-term debt	(20,000)	(10,048)	—	(199,621)
Dividends paid	(5,805)	(4,715)	(3,654)	(57,946)
Other — net	(387)	(274)	626	(3,861)

Net cash (used in) provided by financing activities	(26,192)	65,033	(3,028)	(261,428)

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Consolidated Statements of Cash Flows — (Continued)

	Years Ended March 31,
				Thousands of
				U.S. Dollars
	Millions of Yen			(Note 1)
	2008	2007	2006	2008
		(unaudited)	(unaudited)

Net increase (decrease) in cash and cash equivalents — (Forward)	¥38,320	¥(22,659)	¥29,043	$382,472
Cash and cash equivalents, beginning of year	75,212	98,035	68,992	750,697
Decrease in cash and cash equivalents due to deconsolidation of subsidiaries	(505)	(164)	—	(5,038)

Cash and cash equivalents, end of year	¥113,027	¥75,212	¥98,035	$1,128,131

ADDITIONAL CASH FLOW INFORMATION:
Current assets	¥(6,905)	¥—	¥—	$(68,918)
Non-current assets	(1,173)	—	—	(11,703)
Goodwill	(1,448)	—	—	(14,453)
Current liabilities	7,293	—	—	72,789

Acquisition costs	(2,233)	—	—	(22,285)
Cash and cash equivalents acquired	4,588	—	—	45,794

Proceeds from purchase of newly consolidated subsidiaries’ stocks	¥2,355	¥—	¥—	$23,509

Current assets	¥(154)	¥(861)	¥(1,340)	$(1,532)
Non-current assets	(2)	(117)	(824)	(15)
Goodwill	(436)	(734)	(3,319)	(4,354)
Current liabilities	24	333	508	235
Non-current liabilities	—	12	14	—
Minority interests	77	65	631	765

Acquisition costs	(491)	(1,302)	(4,330)	(4,901)
Cash and cash equivalents acquired	135	583	745	1,346

Subtotal	(356)	(719)	(3,585)	(3,555)
Payment for acquisitions in prior year	—	—	(399)	—

Payment for purchase of newly consolidated subsidiaries’ stocks	¥(356)	¥(719)	¥(3,984)	$(3,555)

See notes to consolidated financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements
Years Ended March 31, 2008, 2007 (unaudited), and 2006 (unaudited)

Note 1	Nature of Operations and Basis of Presenting Consolidated Financial Statements

Yahoo Japan Corporation (the “Company”) was incorporated in Japan in 1996. The overwhelming leader in the Internet market in Japan, the Company classifies its services into three segments: (1) advertising, (2) business services and (3) personal services, as discussed in Note 14.

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Law (formerly, the Japanese Securities and Exchange Law) and its related accounting regulations and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), as described in Note 2, which are different in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”) as to application and disclosure requirements. A discussion on the differences between Japanese GAAP and U.S. GAAP is presented under Note 15 of these consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made to the 2007 (unaudited) consolidated financial statements to conform to the classifications used in 2008.

The consolidated financial statements are stated in Japanese Yen, the currency of the country in which the Company is incorporated and operates. The translations of Japanese Yen amounts into U.S. dollar amounts are included solely for the convenience of readers and have been made at the rate of ¥100.19 to $1, the approximate rate of exchange at March 31, 2008. Such translations should not be construed as representations that the Japanese Yen amounts could be converted into U.S. dollars at that or any other rate.

Note 2	Summary of Significant Accounting Policies

a. Consolidation — The accompanying consolidated financial statements as of March 31, 2008 include the accounts of the Company and its 12 (13 in 2007 (unaudited)) significant subsidiaries. Under the control or influence concept, those companies in which the Company is able to directly or indirectly exercise control over operations are fully consolidated, and those companies over which the Company and consolidated subsidiaries (collectively, the “Group”) have the ability to exercise significant influence are accounted for by the equity method.

Investments in 20 (17 in 2007 (unaudited)) associated companies are accounted for by the equity method. Investments in the remaining eight (six in 2007 (unaudited)) unconsolidated subsidiaries are stated at cost. If the equity method of accounting had been applied to the investments in these companies, the effect on the accompanying consolidated financial statements would not have been material.

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit included in assets resulting from transactions within the Group is eliminated.

For consolidated subsidiaries or associated companies whose closing dates are different from that of the Company, certain adjustments necessary for consolidation have been made.

(Unaudited) — In February 2007, the Company acquired a majority shareholding in Interscope Inc. (“Interscope”). In July 2007, Interscope was merged into INFO PLANT CO, LTD. (“INFO PLANT”), a consolidated subsidiary of the Company. Immediately after the merger, INFO PLANT changed its name to Yahoo Japan Value Insight Corporation (“Value Insight”).

(Unaudited) — In August 2006 and in October 2006, the Company sold all of its common shares of BridalNet Inc. (“BridalNet”) and NETGENE Co., Ltd. (“NETGENE”). As a result, they were excluded from the scope of consolidation. The profit and loss items of BridalNet and NETGENE incurred up to the date of sale were included in the consolidation.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In September 2007, the Company acquired a majority shareholding in Overture K.K. and Brainer.jp. (“Brainer”). As a result, they became consolidated subsidiaries of the Company.

b. Cash Equivalents — Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits, all of which mature or become due within three months of the date of acquisition.

c. Inventories — Merchandise, work in process and supplies are principally stated at cost determined by the specific identification method, whereas the first-in first-out method is applied to finished goods.

d. Property and Equipment — Property and equipment are stated at cost. Depreciation is computed by using the declining-balance method.

e. Long-lived Assets — The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

As a result of reviewing the Group’s long-lived assets for impairment, the Group recognized no impairment loss for the years ended March 31, 2008 and 2007 (unaudited).

f. Marketable and Investment Securities — Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) trading securities, which are held for the purpose of earning capital gains in the near term, are reported at fair value, and the related unrealized gains and losses are included in earnings; (2) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost; and (3) available-for-sale securities, which are not classified as either of the aforementioned securities, are reported at fair value, with unrealized gains and losses, net of applicable taxes, reported as a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average method. For other than temporary declines in fair value, investment securities are reduced to net realizable value and charged to income.

g. Investments in Unconsolidated Subsidiaries and Associated Companies — Investments in equity securities of unconsolidated subsidiaries and associated companies are stated at cost determined by the moving-average method.

h. Investments in Limited Partnerships and Others — Investments in limited partnerships and others consist primarily of the Company’s contributed capital in investment partnerships. The investments in these partnerships are accounted for by the equity method on the Company’s consolidated balance sheets and statements of income.

i. Goodwill — Goodwill represents the excess of the costs of acquiring a company over the fair value of acquired company’s net assets and is amortized on a straight-line basis over an estimated period of no more than five years, whereas immaterial goodwill is immediately charged to income as incurred.

Lump-sum amortization of goodwill in other expenses is recognized in accordance with the Article 32 in the statement No. 7, “Guideline for Consolidation Procedures” issued by the Accounting Standard Committee. The Company recognized ¥1,827 million as a lump-sum amortization of goodwill related to the goodwill of its subsidiary, Value Insight, for the year ended March 31, 2008.

j. Allowance for Doubtful Accounts — The allowance for doubtful accounts is stated in amounts considered to be appropriate based on the Group’s past credit loss experience and an evaluation of potential losses in the receivables outstanding.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

k. Provision for Yahoo! Points — The Yahoo! Points system was established as a sales promotion whereby shopping points are awarded to the users of Yahoo! JAPAN redeemable against purchases made via Yahoo! Shopping. The Company provides for future exercise of these points based on the number of unredeemed points held by users as of the balance sheet date.

l. Employees’ Retirement Benefits — The Company and certain subsidiaries primarily participate in defined contribution pension plans, since the transfer of the previous defined benefit pension plans in July 2000, following the enactment of the Act for Defined Contribution Pension. In addition, the Company and its domestic consolidated subsidiaries participate in a multi-employer contributory defined benefit welfare pension plan (the “welfare pension plan”) covering substantially all of their employees.

Contributions made by the Company and its domestic consolidated subsidiaries to the welfare pension plan are expensed when paid because the plan assets attributable to each participant cannot be reasonably determined. The participation ratio of the Company and relevant subsidiaries was 3.1% based on the number of employees.

At March 31, 2008, the fair value of the welfare pension plan’s entire assets amounted to ¥146,083 million ($1,458,061 thousand), and the plan’s actuarial pension liability stood at ¥112,700 million ($1,124,866 thousand). The major components of the difference between the entire assets and liabilities were as follows:

		Thousands of
	Millions of Yen	U.S. Dollars
	2008	2008

Other reserve	¥ 15,463	$154,340
Adjustment for valuation of assets	11,947	119,241
Retained earnings	9,652	96,339
Unamortized obligations	(3,679)	(36,725)

Total	¥ 33,383	$333,195

Prior service cost is amortized over 20 years by using the straight-line method under the welfare pension plan.

The total contributions to the defined contribution pension plans and the welfare pension plan recognized as net periodic benefit cost for the years ended March 31, 2008, 2007 (unaudited) and 2006 (unaudited) were ¥627 million ($6,257 thousand), ¥544 million and ¥447 million, respectively.

m. Bonuses to Directors and Corporate Auditors — Bonuses to directors and corporate auditors are accrued at the end of the year to which such bonuses are attributable.

n. Stock Options — The Accounting Standards Board of Japan (the “ASBJ”) Statement No. 8, “Accounting Standard for Stock Options,” and related guidance are applicable to stock options granted on or after May 1, 2006. This standard requires companies to recognize compensation expense for employee stock options based on the fair value at the grant date and over the vesting period as consideration for receiving goods or services. The standard also requires companies to account for stock options granted to non-employees based on the fair value of either the stock option or the goods or services received. Included in the balance sheet as a separate component of equity, the stock option is presented as a stock acquisition right until exercised. The standard allows unlisted companies to measure options at their intrinsic value if fair value cannot be estimated reliably. The Company has applied this standard to stock options granted on or after May 1, 2006.

o. Presentation of Equity — On December 9, 2005, the ASBJ published a new accounting standard for presentation of equity. Under this accounting standard, certain items which were previously presented as liabilities or assets, as the case may be, are now presented as components of equity. Such items include stock acquisition rights, minority interests, and any deferred gain or loss on derivatives accounted for under hedge accounting. This standard is applied to fiscal years ending on or after May 1, 2006. The balances of such items as of March 31, 2006 (unaudited) were reclassified as separate components of equity as of April 1, 2006 in the consolidated statements of changes in equity.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

p. Leases — Under the Japanese accounting standard for leases, finance leases that deem to transfer ownership of the leased property to the lessee are to be capitalized, whereas other finance leases are permitted to be accounted for as operating lease transactions if certain “as if capitalized” information is disclosed in the notes to the lessee’s financial statements. All other leases are accounted for as operating leases.

q. Income Taxes — The provision for income taxes is computed based on the pretax income included in the consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are determined by applying currently enacted tax laws to the temporary differences.

r. Foreign Currency Translations — All short-term and long-term monetary receivables and payables denominated in foreign currencies are translated into Japanese Yen at the exchange rates at the balance sheet date. Foreign exchange translation gains and losses are recognized in the consolidated statements of income to the extent that they are not hedged by forward exchange contracts.

s. Derivative Financial Instruments — The Company uses a variety of derivative financial instruments, including foreign currency forward contracts and foreign currency option contracts, as a means of hedging exposure to foreign exchange risks. The Company does not hold or issue derivatives for trading or speculative purposes.

Derivative financial instruments and foreign currency transactions are classified and accounted for as follows: (a) all derivatives are recognized as either assets or liabilities and measured at fair value, and gains or losses on derivative transactions are recognized in the consolidated statements of income, and; (b) if derivatives used for hedging purposes qualify for hedge accounting because of high correlation and effectiveness between the hedging instruments and the hedged items, gains or losses on such derivatives are deferred until maturity of the hedged transactions.

If foreign currency forward contracts and foreign currency option contracts qualify for hedge accounting and meet specific matching criteria, assets and liabilities denominated in foreign currencies are translated at the contract rates and no gains or losses on derivative transactions are recognized.

t. Per Share Information — Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period, retroactively adjusted for stock splits.

Diluted net income per share reflects the potential dilution that could occur if securities were exercised or converted into common stock. Diluted net income per share of common stock assumes full conversion of the outstanding convertible notes and bonds at the beginning of the year (or at the time of issuance) with an applicable adjustment for related interest expense, net of tax, and full exercise of outstanding warrants.

Cash dividends per share presented in the accompanying consolidated statements of income are dividends applicable to the respective years including dividends to be paid after the end of the year, retroactively adjusted for stock splits.

u. New Accounting Pronouncements

Lease Accounting — On March 30, 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions,” which revised the existing accounting standard for lease transactions issued on June 17, 1993. The revised accounting standard for lease transactions is effective for fiscal years beginning on or after April 1, 2008 with early adoption permitted for fiscal years beginning on or after April 1, 2007.

Under the existing accounting standard, finance leases that deem to transfer ownership of the leased property to the lessee are to be capitalized. However, other finance leases are permitted to be accounted for as operating lease transactions if certain “as if capitalized” information is disclosed in the notes to the lessee’s financial statements.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The revised accounting standard requires that all finance lease transactions be capitalized recognizing lease assets and lease obligations in the balance sheet.

Note 3	Inventories

Inventories at March 31, 2008 and 2007 (unaudited) consisted of the following:

			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Finished goods	¥30	¥32	$301
Merchandise	1	—	5
Work in process	28	29	286
Supplies	181	112	1,805

Total	¥240	¥173	$2,397

Note 4	Investment Securities

Investment securities as of March 31, 2008 and 2007 (unaudited) consisted of the following:

			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Non-current:
Marketable equity securities	¥5,218	¥2,950	$52,083
Non-marketable equity securities	146,566	146,144	1,462,881
Investments in limited partnerships and similar investments	34	344	337
Other	—	329	—

Total	¥151,818	¥149,767	$1,515,301

The carrying amounts and aggregate fair value of investment securities at March 31, 2008 and 2007 (unaudited) were as follows:

	Millions of Yen
		Unrealized	Unrealized	Fair
March 31, 2008	Cost	Gains	Losses	Value

Securities classified as available-for-sale — Equity securities	¥2,296	¥2,932	¥10	¥5,218

March 31, 2007 (unaudited)
Securities classified as available-for-sale — Equity securities	684	2,266	—	2,950

	Thousands of U.S. Dollars
		Unrealized	Unrealized	Fair
March 31, 2008	Cost	Gains	Losses	Value

Securities classified as available-for-sale — Equity securities	$22,918	$29,262	$97	$52,083

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Available-for-sale securities whose fair value is not readily determinable as of March 31, 2008 and 2007 (unaudited) were as follows:

	Carrying Amount
			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Available-for-sale:
Equity securities — preferred stocks	¥120,000	¥120,000	$1,197,725
Equity securities — common stocks	26,566	26,144	265,156
Investments in limited partnerships and others	34	344	337
Other	—	329	—

Total	¥146,600	¥146,817	$1,463,218

Proceeds from sales of available-for-sale securities for the years ended March 31, 2008, 2007 and 2006 were ¥234 million ($2,338 thousand), ¥428 million (unaudited) and ¥1,963 million (unaudited), respectively. Both of gross realized gains and losses on these sales, computed on the moving average cost basis, were immaterial (less than ¥1 million ($10 thousand)) for the year ended March 31, 2008, whereas those gains and losses for the year ended March 31, 2007 were ¥216 million (unaudited) and ¥14 million (unaudited), for the year ended March 31, 2006 were ¥1,040 million (unaudited) and zero (unaudited), respectively.

Note 5	Short-Term Bank Loans and Long-Term Debt

(Unaudited) — Short-term bank loans at March 31, 2007 consisted of notes to banks and bank overdrafts. The annual interest rate applicable to the short-term bank loans was the variable interest rate imputed at the short-term prime rate plus 1.00%. The average interest rate for the year ended March 31, 2007 was 1.62%.

Long-term debt at March 31, 2008 and 2007 (unaudited) consisted of the following:

			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Unsecured syndicated loan from banks and other financial institutions, due serially to 2011 with variable interest rate	¥50,000	¥70,000	$499,052
Less current portion	(20,000)	(20,000)	(199,621)

Long-term debt, less current portion	¥30,000	¥50,000	$299,431

The variable interest rate applicable to the syndicated loan above is imputed at the TIBOR (Tokyo Inter-Bank Offered Rate) plus 0.3% at the calculation date defined in the loan agreement.

Annual maturities of long-term debt at March 31, 2008 were as follows:

Year Ending		Thousands of
March 31	Millions of Yen	U.S. Dollars

2009	¥20,000	$199,621
2010	20,000	199,621
2011	10,000	99,810

Total	¥50,000	$499,052

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 6	Equity

Since May 1, 2006, Japanese companies have been subject to the Corporate Law of Japan (the “Corporate Law”), which reformed and replaced the Commercial Code of Japan (the “Code”). The significant provisions in the Corporate Law that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Corporate Law, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends-in-kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria. The Corporate Law permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements. Semi-annual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Corporate Law provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Corporate Law requires that an amount equal to 10% of dividends be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Corporate Law, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Corporate Law also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Corporate Law also provides for companies to purchase treasury stock and retire such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Corporate Law, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Corporate Law also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

(Unaudited) — Upon resolution and approval of the Board of Directors on February 16, 2005, the Company made a stock split by way of a free share distribution at the rate of two shares for each outstanding share on May 20, 2005. As a result, 7,550,124 shares of common stock were issued to shareholders of record on March 31, 2005.

(Unaudited) — Upon resolution and approval of the Board of Directors on August 17, 2005, the Company made a stock split by way of a free share distribution at the rate of two shares for each outstanding share on November 18, 2005. As a result, 15,104,854 shares of common stock were issued to shareholders of record on September 30, 2005.

(Unaudited) — Upon resolution and approval of the Board of Directors on February 16, 2006, the Company made a stock split by way of a free share distribution at the rate of two shares for each outstanding share on April 1, 2006. As a result, 30,226,068 shares of common stock were issued to shareholders of record on March 31, 2006.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 7	Stock Option

Stock options outstanding as of March 31, 2008 are as follows:

The Company

		Number of
Stock Option	Persons Granted	Options Granted	Date of Grant	Exercise Price	Exercise Period

2000 Stock Option(1)	20 employees	57,344 shares	2000.1.31	¥51,270	From January 22, 2002
				($511.7)	to January 21, 2010
2000 Stock Option(2)	7 employees	11,264 shares	2000.6.27	¥38,086	From June 17, 2002
				($380.1)	to June 16, 2010
2000 Stock Option(3)	3 directors	148,992 shares	2000.12.18	¥19,416	From December 9, 2002
	84 employees			($193.8)	to December 8, 2010
2001 Stock Option(1)	3 directors	108,544 shares	2001.6.29	¥9,559	From June 21, 2003
	72 employees			($95.4)	to June 20, 2011
2001 Stock Option(2)	3 directors	112,640 shares	2001.12.18	¥8,497	From December 8, 2003
	72 employees			($84.8)	to December 7, 2011
2002 Stock Option(1)	2 directors	47,616 shares	2002.7.29	¥10,196	From June 21, 2004
	65 employees			($101.8)	to June 20, 2012
2002 Stock Option(2)	19 employees	5,888 shares	2002.11.20	¥11,375	From November 21, 2004
				($113.5)	to June 20, 2012
2003 Stock Option(1)	5 directors	19,840 shares	2003.7.25	¥33,438	From June 21, 2005
	83 employees			($333.7)	to June 20, 2013
2003 Stock Option(2)	43 employees	2,464 shares	2003.11.4	¥51,478	From November 5, 2005
				($513.8)	to June 20, 2013
2003 Stock Option(3)	38 employees	2,400 shares	2004.1.29	¥47,813	From January 30, 2006
				($477.2)	to June 20, 2013
2003 Stock Option(4)	41 employees	1,168 shares	2004.5.13	¥78,512	From May 14, 2006
				($783.6)	to June 20, 2013
2004 Stock Option(1)	5 directors	9,856 shares	2004.7.29	¥65,290	From June 18, 2006
	131 employees			($651.7)	to June 17, 2014
2004 Stock Option(2)	46 employees	712 shares	2004.11.1	¥62,488	From November 2, 2006
				($623.7)	to June 17, 2014
2004 Stock Option(3)	29 employees	344 shares	2005.1.28	¥65,375	From January 29, 2007
				($652.5)	to June 17, 2014
2004 Stock Option(4)	42 employees	276 shares	2005.5.12	¥60,563	From May 13, 2007
				($604.5)	to June 17, 2014
2005 Stock Option(1)	5 directors	5,716 shares	2005.7.28	¥58,500	From June 18, 2007
	180 employees			($583.9)	to June 17, 2015
2005 Stock Option(2)	31 employees	234 shares	2005.11.1	¥62,000	From November 2, 2007
				($618.8)	to June 17, 2015
2005 Stock Option(3)	65 employees	316 shares	2006.1.31	¥79,500	From February 1, 2008
				($793.5)	to June 17, 2015
2005 Stock Option(4)	49 employees	112 shares	2006.5.2	¥67,940	From May 3, 2008
				($678.1)	to June 17, 2015
2006 Stock Option(1)	5 directors	8,569 shares	2006.9.6	¥47,198	From August 24, 2008
	157 employees			($471.1)	to August 23, 2016
2006 Stock Option(2)	49 employees	313 shares	2006.11.6	¥44,774	From October 24, 2008
				($446.9)	to October 23, 2016
2006 Stock Option(3)	62 employees	360 shares	2007.2.7	¥47,495	From January 25, 2009
				($474.0)	to January 24, 2017

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

		Number of
Stock Option	Persons Granted	Options Granted	Date of Grant	Exercise Price	Exercise Period

2007 Stock Option(1)	66 employees	651 shares	2007.5.8	¥45,500	From April 25, 2009
				($454.1)	to April 24, 2017
2007 Stock Option(2)	5 directors	10,000 shares	2007.8.7	¥40,320	From July 25, 2009
	225 employees			($402.4)	to July 24, 2017
2007 Stock Option(3)	119 employees	766 shares	2007.11.7	¥51,162	From October 25, 2009
				($510.6)	to October 24, 2017
2007 Stock Option(4)	124 employees	817 shares	2008.2.13	¥47,500	From January 31, 2010
				($474.1)	to January 31, 2018

Notes:	1. Each stock option in the table above will vest in three phases according to the respective vesting conditions and vesting periods. For each stock option, the initiation date of the exercise period, defined as the day after the first vesting date, indicates the first day on which the first part of the option becomes exercisable.

2.	The options will be forfeited upon termination of employment even if they were vested.

Consolidated Subsidiaries

		Number of
Stock Option	Persons Granted	Options Granted	Date of Grant	Exercise Price	Exercise Period

Value Insight
2000 Stock Option(1)	3 directors	300 shares	2000.3.30	¥50,000	From April 1, 2002
				($499.1)	to March 29, 2010
2000 Stock Option(2)	2 directors	300 shares	2000.9.20	¥150,000	From October 1, 2002
	18 employees			($1,497.2)	to September 14, 2010
2001 Stock Option	19 employees	190 shares	2001.4.2	¥400,000	From April 1, 2003
				($3,992.4)	to March 29, 2011
2002 Stock Option	32 employees	92 shares	2002.3.31	¥450,000	From April 1, 2004
				($4,491.5)	to March 21, 2012
2003 Stock Option	3 directors	182 shares	2003.3.31	¥450,000	From April 1, 2005
	30 employees			($4,491.5)	to March 27, 2013
NewsWatch
2004 Stock Option	3 directors	3,035 shares	2004.11.26	¥50,000	From November 27, 2006
	33 employees			($499.1)	to November 26, 2014
2005 Stock Option	6 employees	200 shares	2005.11.18	¥50,000	From November 27, 2006
				($499.1)	to November 26, 2014
Brainer
2006 Stock Option	3 directors	85,000 shares	2006.9.18	¥30	From October 1, 2008
	3 others			($0.3)	to October 1, 2016

Note:	The stock options of NewsWatch, Inc. (“NewsWatch”) in the table above will vest in three phases according to the respective vesting conditions and vesting periods. For each stock option, the initiation date of the exercise period, defined as the day after the first vesting date, indicates the first day on which the first part of the option becomes exercisable.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The stock option activity for the year ended March 31, 2008 is as follows:

The Company

	2000 Stock	2000 Stock	2000 Stock	2001 Stock	2001 Stock
For The Year Ended March 31, 2008	Option(1)	Option(2)	Option(3)	Option(1)	Option(2)
			(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	—	—	—	—	—
Granted	—	—	—	—	—
Canceled	—	—	—	—	—
Vested	—	—	—	—	—
March 31, 2008 — outstanding
Vested:
March 31, 2007 — outstanding (unaudited)	18,432	2,048	50,448	19,777	26,478
Vested	—	—	—	—	—
Exercised	—	—	(9,704)	(2,942)	(4,746)
Canceled	—	—	—	—	—
March 31, 2008 — outstanding	18,432	2,048	40,744	16,835	21,732
Exercise price	¥51,270	¥38,086	¥19,416	¥9,559	¥8,497
	($511.7)	($380.1)	($193.8)	($95.4)	($84.8)
Average stock price at exercise	—	—	¥47,579	¥45,751	¥45,975
	—	—	($474.9)	($456.6)	($458.9)

	2002 Stock	2002 Stock	2003 Stock	2003 Stock	2003 Stock
For The Year Ended March 31, 2008	Option(1)	Option(2)	Option(1)	Option(2)	Option(3)
			(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	—	—	7,296	1,312	928
Granted	—	—	—	—	—
Canceled	—	—	—	(192)	(160)
Vested	—	—	(7,296)	(1,120)	(768)
March 31, 2008 — outstanding	—	—	—	—	—
Vested:
March 31, 2007 — outstanding (unaudited)	25,600	2,304	9,920	416	512
Vested	—	—	7,296	1,120	768
Exercised	(5,632)	(1,024)	(960)	—	—
Canceled	—	—	—	(96)	(64)
March 31, 2008 — outstanding	19,968	1,280	16,256	1,440	1,216
Exercise price	¥10,196	¥11,375	¥33,438	¥51,478	¥47,813
	($101.8)	($113.5)	($333.7)	($513.8)	($477.2)
Average stock price at exercise	¥48,855	¥50,975	¥45,593	—	—
	($487.6)	($508.8)	($455.1)	—	—

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	2003 Stock	2004 Stock	2004 Stock	2004 Stock	2004 Stock
For The Year Ended March 31, 2008	Option(4)	Option(1)	Option(2)	Option(3)	Option(4)
			(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	496	5,280	352	200	232
Granted	—	—	—	—	—
Canceled	(32)	(112)	(32)	(8)	(4)
Vested	(48)	(1,776)	(48)	(24)	(68)
March 31, 2008 — outstanding	416	3,392	272	168	160
Vested:
March 31, 2007 — outstanding (unaudited)	176	3,968	184	64	—
Vested	48	1,776	48	24	68
Exercised	—	—	—	—	—
Canceled	—	—	(24)	—	—
March 31, 2008 — outstanding	224	5,744	208	88	68
Exercise price	¥78,512	¥65,290	¥62,488	¥65,375	¥60,563
	($783.6)	($651.7)	($623.7)	($652.5)	($604.5)
Average stock price at exercise	—	—	—	—	—

	2005 Stock	2005 Stock	2005 Stock	2005 Stock	2006 Stock
For The Year Ended March 31, 2008	Option(1)	Option(2)	Option(3)	Option(4)	Option(1)
			(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	5,472	186	282	98	8,518
Granted	—	—	—	—	—
Canceled	(96)	(28)	(20)	(13)	(250)
Vested	(2,704)	(72)	(114)	—	—
March 31, 2008 — outstanding	2,672	86	148	85	8,268
Vested:
March 31, 2007 — outstanding (unaudited)	—	—	—	—	—
Vested	2,704	72	114	—	—
Exercised	—	—	—	—	—
Canceled	(68)	(2)	—	—	—
March 31, 2008 — outstanding	2,636	70	114	—	—
Exercise price	¥58,500	¥62,000	¥79,500	¥67,940	¥47,198
	($583.9)	($618.8)	($793.5)	($678.1)	($471.1)
Average stock price at exercise	—	—	—	—	—

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	2006 Stock	2006 Stock	2007 Stock	2007 Stock	2007 Stock
For The Year Ended March 31, 2008	Option(2)	Option(3)	Option(1)	Option(2)	Option(3)
			(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	302	360	—	—	—
Granted	—	—	651	10,000	766
Canceled	(20)	(30)	(35)	(119)	(23)
Vested	—	—	—	—	—
March 31, 2008 — outstanding	282	330	616	9,881	743
Vested:
March 31, 2007 — outstanding (unaudited)	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2008 — outstanding	—	—	—	—	—
Exercise price	¥44,774	¥47,495	¥45,500	¥40,320	¥51,162
	($446.9)	($474.0)	($454.1)	($402.4)	($510.6)
Average stock price at exercise	—	—	—	—	—

2007 Stock
For The Year Ended March 31, 2008	Option(4)
(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	—
Granted	817
Canceled	(1)
Vested	—
March 31, 2008 — outstanding	816
Vested:
March 31, 2007 — outstanding (unaudited)	—
Vested	—
Exercised	—
Canceled	—
March 31, 2008 — outstanding	—
Exercise price	¥47,500
($474.1)
Average stock price at exercise	—

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Fair value information of stock options granted on or after May 1, 2006, which is required under the accounting standard for stock options, is as follows:

	2005 Stock	2006 Stock	2006 Stock	2006 Stock
	Option(4)	Option(1)	Option(2)	Option(3)

Fair value price at grant date:
a.	¥30,958	¥24,564	¥23,832	¥20,435
	($309.0)	($245.2)	($237.9)	($204.0)
b.	¥35,782	¥26,803	¥25,311	¥23,448
	($357.1)	($267.5)	($252.6)	($234.0)
c.	¥39,196	¥28,156	¥26,766	¥25,578
	($391.2)	($281.0)	($267.2)	($255.3)

	2007 Stock	2007 Stock	2007 Stock	2007 Stock
	Option(1)	Option(2)	Option(3)	Option(4)

Fair value price at grant date:
a.	¥22,586	¥17,061	¥20,900	¥20,289
	($225.4)	($170.3)	($208.6)	($202.5)
b.	¥25,697	¥18,121	¥23,651	¥23,128
	($256.5)	($180.9)	($236.1)	($230.8)
c.	¥27,206	¥20,659	¥26,853	¥24,691
	($271.5)	($206.2)	($268.0)	($246.4)

Note:	The stock options of the Company will vest in three phases according to the respective vesting conditions and vesting periods. Therefore, the information above is presented to show fair values of the stock options applicable to each of the three phases.

The assumptions used to measure fair value of stock options granted during the year ended March 31, 2008 and 2007 (unaudited) are as follows:

Estimate method:  Black-Scholes option pricing model

	2007 Stock	2007 Stock	2007 Stock	2007 Stock
	Option(1)	Option(2)	Option(3)	Option(4)

Volatility of stock price:
a.	53.4%	51.4%	48.1%	45.3%
b.	60.2%	52.7%	53.0%	50.7%
c.	62.4%	59.2%	59.3%	52.8%
Estimated remaining outstanding period:
a.	5.96 years	5.96 years	5.96 years	5.96 years
b.	6.46 years	6.46 years	6.46 years	6.46 years
c.	6.96 years	6.96 years	6.96 years	6.96 years
Estimated dividend (dividend yield)	0.21%	0.26%	0.20%	0.23%
Interest rate with risk free:
a.	1.32%	1.42%	1.17%	0.99%
b.	1.37%	1.46%	1.21%	1.03%
c.	1.41%	1.50%	1.25%	1.07%

Notes:	1. The a, b and c denoted in the table above correspond to those in the fair value information.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

2.	Periods for computation using actual stock price:

2007 Stock Option(1):	a.	From May 14, 2001 to May 4, 2007
	b.	From November 13, 2000 to May 4, 2007
	c.	From May 15, 2000 to May 4, 2007

2007 Stock Option(2):	a.	From August 13, 2001 to August 3, 2007
	b.	From February 12, 2001 to August 3, 2007
	c.	From August 14, 2000 to August 3, 2007

2007 Stock Option(3):	a.	From November 12, 2001 to November 2, 2007
	b.	From May 14, 2001 to November 2, 2007
	c.	From November 13, 2000 to November 2, 2007

2007 Stock Option(4):	a.	From February 18, 2002 to February 8, 2008
	b.	From August 20, 2001 to February 8, 2008
	c.	From February 19, 2001 to February 8, 2008

3.	Estimated remaining outstanding period is determined based on the assumption that all the options are exercised by the middle date of the exercise period.

4.	Estimated dividend is determined based on the actual dividend applicable to the year ended March 31, 2007 (unaudited).

5.	For the risk free interest rate, the Company uses the yield of Japanese treasury bond applicable to the estimated remaining outstanding period of options.

6.	Estimated number of options vested is determined based on the actual termination ratio of employees.

Consolidated Subsidiaries

Value Insight

	2000 Stock	2000 Stock	2001 Stock	2002 Stock	2003 Stock
For The Year Ended March 31, 2008	Option(1)	Option(2)	Option	Option	Option
			(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	100	230	100	53	106
Granted	—	—	—	—	—
Canceled	—	(50)	(20)	(30)	(49)
Vested	—	—	—	—	—
March 31, 2008 — outstanding	100	180	80	23	57
Vested:
March 31, 2007 — outstanding (unaudited)	—	—	—	—	—
Vested	—	—	—	—	—
Exercised	—	—	—	—	—
Canceled	—	—	—	—	—
March 31, 2008 — outstanding	—	—	—	—	—
Exercise price	¥50,000	¥150,000	¥400,000	¥450,000	¥450,000
	($499.1)	($1,497.2)	($3,992.4)	($4,491.5)	($4,491.5)
Average stock price at exercise	—	—	—	—	—

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

NewsWatch

	2004 Stock	2005 Stock
For The Year Ended March 31, 2008	Option	Option
	(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)	2,100	160
Granted	—	—
Canceled	(140)	—
Vested	—	—
March 31, 2008 — outstanding	1,960	160
Vested:
March 31, 2007 — outstanding (unaudited)
Vested	—	—
Exercised	—	—
Canceled	—	—
March 31, 2008 — outstanding	—	—
Exercise price	¥50,000	¥50,000
	($499.1)	($499.1)
Average stock price at exercise	—	—

Brainer

2006 Stock
For The Year Ended March 31, 2008	Option
(Shares)

Non-vested:
March 31, 2007 — outstanding (unaudited)
Granted	85,000
Canceled	—
Vested	—
March 31, 2008 — outstanding	85,000
Vested:
March 31, 2007 — outstanding (unaudited)
Vested	—
Exercised	—
Canceled	—
March 31, 2008 — outstanding	—
Exercise price	¥30
($0.3)
Average stock price at exercise	—

Note 8	Income Taxes

The Company and its domestic subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 40.7% for the years ended March 31, 2008, 2007 (unaudited) and 2006 (unaudited).

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The tax effects of significant temporary differences which resulted in deferred tax assets and liabilities at March 31, 2008 and 2007 (unaudited) are as follows:

			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Deferred tax assets:
Enterprise tax payable	¥2,175	¥2,059	$21,713
Allowance for doubtful accounts	736	995	7,349
Depreciation and amortization	3,777	2,949	37,702
Provision for Yahoo! Points	888	828	8,868
Other	2,082	1,868	20,770
Less valuation allowance	(289)	(419)	(2,888)

Total	9,369	8,280	93,514
Deferred tax liabilities:
Unrealized gain on available-for-sale securities	1,164	945	11,626

Net deferred tax assets	¥8,205	¥7,335	$81,888

Reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statement of income for the year ended March 31, 2008 is as follows:

2008

Normal effective statutory tax rate	40.7%
Loss on write-down of investment securities	1.5
Amortization of goodwill	1.2
Equity earnings and losses under the equity method	1.1
Expenses not deductible for income tax purpose	0.2
Other — net	(0.2)

Actual effective tax rate	44.5%

(Unaudited) — Reconciliations for the years ended March 31, 2007 and 2006 were not presented because the difference between the two tax rates was not material.

Note 9	Lease

The Group leases certain computer equipment, office equipment and vehicles.

Total rental expenses including lease payments under finance leases for the years ended March 31, 2008, 2007 and 2006 were ¥5,877 million ($58,657 thousand), ¥4,624 million (unaudited) and ¥3,824 million (unaudited), respectively.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense and other information of finance leases that do not transfer

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2008 and 2007 (unaudited) is as follows:

	Millions of Yen
	2008
	Buildings
	and
	Structures	Equipment	Software	Total

Acquisition cost	¥13	¥132	¥60	¥205
Accumulated depreciation	(4)	(48)	(32)	(84)

Net leased property	¥9	¥84	¥28	¥121

	Millions of Yen
	2007 (unaudited)
	Buildings
	and
	Structures	Equipment	Software	Total

Acquisition cost	¥13	¥131	¥60	¥204
Accumulated depreciation	(2)	(59)	(21)	(82)

Net leased property	¥11	¥72	¥39	¥122

	Thousands of U.S. Dollars
	2008
	Buildings
	and
	Structures	Equipment	Software	Total

Acquisition cost	$133	$1,312	$603	$2,048
Accumulated depreciation	(38)	(475)	(322)	(835)

Net leased property	$95	$837	$281	$1,213

Obligations under finance leases:

			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Due within one year	¥34	¥36	$345
Due after one year	91	89	906

Total	¥125	¥125	$1,251

Depreciation expense and interest expense under finance leases:

				Thousands of
	Millions of Yen			U.S. Dollars
	2008	2007	2006	2008
		(unaudited)	(unaudited)

Depreciation expense	¥40	¥40	¥36	$396
Interest expense	5	4	2	48

Total	¥45	¥44	¥38	$444

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method with no salvage value and the interest method, respectively.

The minimum rental commitments under noncancelable operating leases at March 31, 2008 were as follows:

		Thousands of
	Millions of Yen	U.S. Dollars

Due within one year	¥1,299	$12,968
Due after one year	2,573	25,676

Total	¥3,872	$38,644

Note 10	Derivatives

The Company enters into foreign currency forward contracts and foreign currency option contracts to hedge foreign exchange risk associated with certain assets and liabilities denominated in foreign currencies.

It is the Group’s policy to use derivatives only for the purpose of reducing market risks associated with such assets and liabilities. The Group does not hold or issue derivatives for trading or speculative purposes.

Because the counterparties to those derivatives are limited to major international financial institutions, the Group does not anticipate any loss arising from credit risk.

Derivative transactions entered into by the Group have been made in accordance with internal policies which regulate the authorization and credit limit amount. The basic policies for use of derivatives are approved by the directors and the execution and control of derivatives are controlled by the Management Department.

Since all of the Company’s derivative transactions qualify for hedge accounting and meet specific matching criteria for the years ended March 31, 2008, 2007 (unaudited) and 2006 (unaudited), assets and liabilities denominated in foreign currencies are translated at the contract rates and no gains or losses on derivative transactions are recognized. Therefore, market value information of derivatives is not presented.

Note 11	Related Party Transactions

Transactions of the Group with the parent company, SOFTBANK CORP., the parent company subsidiary, BB MOBILE CORP., unconsolidated subsidiaries and associated companies (together the “related companies”) for the years ended March 31, 2008, 2007 (unaudited), and 2006 (unaudited) are as follows:

				Thousands of
	Millions of Yen			U.S. Dollars
	2008	2007	2006	2008
		(unaudited)	(unaudited)

Royalty paid	¥7,510	¥6,025	¥4,709	$74,957
Sales of advertisement	—	40,100	28,687	—
Sale of investment securities:
Proceeds from sale	—	294	—	—
Gain on sale	—	241	—	—
Stock subscription	—	120,000	—	—
Interest income	—	—	629	—

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The balances due to or from the related companies at March 31, 2008 and 2007 (unaudited) are as follows:

			Thousands of
	Millions of Yen		U.S. Dollars
	2008	2007	2008
		(unaudited)

Accounts receivable	—	¥4,191	—
Investment securities	—	120,000	—
Other payable	¥2,719	2,411	$27,136

Transactions of the Group with directors for the years ended March 31, 2008, 2007 (unaudited), and 2006 (unaudited) are as follows:

				Thousands of
	Millions of Yen			U.S. Dollars
	2008	2007	2006	2008
		(unaudited)	(unaudited)

Exercise of stock options	¥57	¥24	¥45	$568

Note 12	Net Income Per Share

Reconciliation of the differences between basic and diluted net income per share (“EPS”) after the retroactive restatement of stock splits for the years ended March 31, 2008, 2007 (unaudited) and 2006 (unaudited) is as follows:

	Millions
	of Yen	Thousands	Yen	U.S. Dollars
	Net	Weighted-average
Year Ended March 31, 2008	Income	Shares	EPS

Basic EPS — Net income available to common shareholders	¥62,618	60,485	¥1,035.27	$10.33

Effect of dilutive securities — Warrants	—	86

Diluted EPS — Net income for computation	¥62,618	60,571	¥1,033.79	$10.32

Year Ended March 31, 2007 (unaudited)
Basic EPS — Net income available to common shareholders	¥57,963	60,462	¥958.66

Effect of dilutive securities — Warrants	—	125

Diluted EPS — Net income for computation	¥57,963	60,587	¥956.70

Year Ended March 31, 2006 (unaudited)
Basic EPS — Net income available to common shareholders	¥46,923	60,420	¥776.62

Effect of dilutive securities — Warrants	—	160

Diluted EPS — Net income for computation	¥46,923	60,580	¥774.57

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Note 13	Subsequent Events

a.	Appropriation of Retained Earnings

The following appropriation of retained earnings at March 31, 2008 was approved at the Company’s general shareholders meeting held on June 24, 2008:

		Thousands of
	Millions of Yen	U.S. Dollars

Year-end cash dividends, ¥104.00 ($1.04) per share	¥6,292	$62,801

b.	Acquisition of Treasury Shares

At the Board of Directors meeting held on May 23, 2008, the Board approved a proposal authorizing the Company to acquire up to 1,210 thousand of its common shares, which is equivalent to 2.00% of the entire issued shares, at an aggregate acquisition price of up to ¥60,000 million ($598,862 thousand) as treasury stock in order to gain financial efficiency and to return its profit to investors. The acquisition was made via market by a trust from June 2, 2008 to July 11, 2008. The Company retired all of the treasury stock acquired.

Note 14	Segment Information

The Group classifies its services into three segments, namely, (1) advertising, (2) business services, and (3) personal services, as summarized below.

The advertising segment comprises Internet-based advertising-related services. Main sources of revenue for this segment include sales of banner and text advertisements on the Yahoo! JAPAN Web site, the paid search service, and advertisement planning and production services.

The business services segment includes non-advertising-related services for corporations. This segment derives revenue from fees and commissions for various information listing services, tenant fees and royalties from stores listed on the Yahoo! Auctions and Yahoo! Shopping sites, incentive fees for acquiring new subscribers to the Yahoo! BB broadband service, and fees for other information services.

The personal services segment consists of services to individual Internet users. Main revenue sources for this segment include Yahoo! Auctions system usage fees, Yahoo! Premium membership fees, Internet services provider (ISP) fees from Yahoo! BB subscribers, and sales of various kinds of content.

Information about business segments, geographical segments and sales to foreign customers of the Group as of and for the years ended March 31, 2008, 2007 (unaudited) and 2006 (unaudited) is as follows:

(1)	Business Segments

a.	Sales and Operating Income

	Millions of Yen
	2008
		Business	Personal	Eliminations/
	Advertising	Services	Services	Corporate	Consolidated

Sales to customers	¥131,041	¥57,999	¥72,987	¥—	¥262,027
Intersegment sales	3	70	67	(140)	—

Total sales	131,044	58,069	73,054	(140)	262,027
Operating expenses	66,294	34,506	24,371	12,048	137,219

Operating income	¥64,750	¥23,563	¥48,683	¥(12,188)	¥124,808

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

b.	Assets, Depreciation and Amortization, and Capital Expenditures

	Millions of Yen
	2008
		Business	Personal	Eliminations/
	Advertising	Services	Services	Corporate	Consolidated

Assets	¥44,829	¥34,828	¥31,923	¥258,080	¥369,660
Depreciation and amortization	4,166	2,323	2,966	725	10,180
Capital expenditures	4,530	2,516	3,190	744	10,980

a.	Sales and Operating Income

	Thousands of U.S. Dollars
	2008
		Business	Personal	Eliminations/
	Advertising	Services	Services	Corporate	Consolidated

Sales to customers	$1,307,930	$578,893	$728,481	$—	$2,615,304
Intersegment sales	30	704	665	(1,399)	—

Total sales	1,307,960	579,597	729,146	(1,399)	2,615,304
Operating expenses	661,688	344,411	243,239	120,256	1,369,594

Operating income	$646,272	$235,186	$485,907	$(121,655)	$1,245,710

b.	Assets, Depreciation and Amortization, and Capital Expenditures

	Thousands of U.S. Dollars
	2008
		Business	Personal	Eliminations/
	Advertising	Services	Services	Corporate	Consolidated

Assets	$447,436	$347,616	$318,626	$2,575,913	$3,689,591
Depreciation and amortization	41,580	23,189	29,605	7,231	101,605
Capital expenditures	45,213	25,115	31,839	7,426	109,593

a.	Sales and Operating Income

	Millions of Yen
	2007 (unaudited)
		Business	Personal	Eliminations/
	Advertising	Services	Services	Corporate	Consolidated

Sales to customers	¥89,197	¥48,098	¥75,258	¥—	¥212,553
Intersegment sales	5	117	25	(147)	—

Total sales	89,202	48,215	75,283	(147)	212,553
Operating expenses	38,897	28,912	27,309	11,202	106,320

Operating income	¥50,305	¥19,303	¥47,974	¥(11,349)	¥106,233

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

b.	Assets, Depreciation and Amortization, and Capital Expenditures

	Millions of Yen
	2007 (unaudited)
		Business	Personal	Eliminations/
	Advertising	Services	Services	Corporate	Consolidated

Assets	¥32,622	¥35,080	¥32,826	¥217,900	¥318,428
Depreciation and amortization	3,576	1,799	2,605	596	8,576
Capital expenditures	5,941	3,216	4,741	1,097	14,995

a.	Sales and Operating Income

	Millions of Yen
	2006 (unaudited)
		Business	Personal		Eliminations/
	Advertising	Services	Services	Other	Corporate	Consolidated

Sales to customers	¥68,363	¥35,291	¥61,095	¥8,947	¥—	¥173,696
Intersegment sales	2	62	14	—	(78)	—

Total sales	68,365	35,353	61,109	8,947	(78)	173,696
Operating expenses	31,100	20,360	23,115	8,873	8,115	91,563

Operating income	¥37,265	¥14,993	¥37,994	¥74	¥(8,193)	¥82,133

b.	Assets, Depreciation and Amortization, and Capital Expenditures

	Millions of Yen
	2006 (unaudited)
		Business	Personal		Eliminations/
	Advertising	Services	Services	Other	Corporate	Consolidated

Assets	¥28,277	¥32,401	¥26,165	¥41	¥104,091	¥190,975
Depreciation and amortization	3,018	1,192	2,191	77	444	6,922
Capital expenditures	5,692	2,129	4,066	89	882	12,858

Note:“Other” in the table above primary consists of retail business operated by Seven and Y, a former consolidated subsidiary of the Company.

(2)	Geographical Segments

Because the Company and its subsidiaries are located and conduct their operations primarily in Japan, geographical segment information is not presented.

(3)	Sales to Foreign Customers

Because sales to foreign customers are not material, such information is not presented.

Note 15	Summary of Certain Significant Differences Between Japanese Gaap and Accounting Principles Generally Accepted in the United States of America

The accompanying consolidated financial statements of the Company have been prepared in conformity with Japanese GAAP, which differs from U.S. GAAP in certain significant respects. Such differences are discussed below and address only those differences related to the consolidated financial statements. In addition, no attempt

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements.

Information relating to the nature of such differences is presented below.

a.	Business Combinations

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the purchase method as defined in Statements of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” SFAS No. 141 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. If there is excess fair value over the cost (“negative goodwill”), negative goodwill shall be allocated as a pro rata reduction of all acquired assets (including research and development assets), except for (1) financial assets other than investments accounted for by the equity method, (2) assets to be disposed of by sale, (3) deferred taxes, (4) prepaid assets relating to pension and other postretirement benefit plans, and (5) any other current assets. After reducing all eligible assets, any remaining excess shall be recognized as an extraordinary gain immediately.

Also, after the adoption of SFAS No. 142, “Goodwill and Intangible Assets,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combination” in October 2003 which is effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Code.

Under the purchase method generally applied by Japanese companies, goodwill is measured as the excess of cost over carrying values of the individual assets acquired and liabilities assumed at the acquisition date. If there is excess carrying value of the individual assets acquired and liabilities assumed at the acquisition date over the acquisition cost, negative goodwill is recorded. Subsequently, the goodwill/negative goodwill is amortized on a straight-line basis over no more than twenty years. The amortization period may vary depending on the nature of the acquired business.

Also, Japanese GAAP allows for recognition of identifiable intangible assets if intangible assets or legal rights are separately transferable and an independent value can be reasonably allocated to these assets.

b.	Revenue Recognition

Under U.S. GAAP, Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) 104 “Revenue Recognition,” which superseded SAB 101 “Revenue Recognition in Financial Statements,” summarizes certain of the SEC staff’s views regarding the basis of revenue recognition. Revenue should be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectibility is reasonably assured. In addition, Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force Issue (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent” provides guidance for determining whether to record revenue on a gross basis as a principal in the transaction or on a net basis as an agent in the transaction.

Under Japanese GAAP, revenue recognition is based on the realization principle, which is generally considered to be satisfied when delivery has occurred or services have been rendered.

Yahoo Japan Corporation and Consolidated Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Gross or net accounting requires judgment and depends on the particular facts and circumstances of each arrangement. In Japan, there is more diversity in practice regarding the alternatives or estimates than U.S. GAAP, as there are no explicit provisions or guidance such as SAB 104 and EITF 99-19 under U.S. GAAP.

c.	Stock Option Plans

Under U.S. GAAP, from the beginning of the annual reporting period that begins after December 15, 2005, the fair-value-based method applies to all stock options. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that is outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the effective date, based on the grant-date fair value of those awards.

Under Japanese GAAP, for stock options issued on or after May 1, 2006, compensation costs are valued based on the fair value of stock options and recognized in the statement of income. In previous years, no liability and expense were recognized until the subscription rights were exercised.

d.	Capital Leases

U.S. GAAP requires the application of SFAS No. 13, “Accounting for Leases,” in order to determine whether a lease should be classified as an operating or capital lease.

Under Japanese GAAP, leases that deem to transfer ownership of the leased property to a lessee are to be capitalized, while other leases, that may be considered capital leases under U.S. GAAP, are permitted to be accounted for as an operating lease if certain “as if capitalized” information is disclosed in the notes to the lessee’s financial statements. Effective for the annual reporting period beginning on or after April 1, 2008, finance leases will be required to be capitalized.

e.	Asset Retirement Obligation

Under U.S. GAAP, a legal obligation to perform an asset retirement activity requires the recognition of a liability at the fair value if the fair value of the liability can be reasonably estimated as required by FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.”

Japanese GAAP does not provide guidance on the treatment of asset retirements obligations.

f.	Changes in accounting policies and presentation

Under U.S. GAAP, previously issued financial statements are adjusted if there is a change in accounting policies and/or presentation.

Under Japanese GAAP, prior year financial statements are not generally adjusted and/or reclassified to conform to the current year accounting policy and/or presentation if there is a change in accounting policies and/or presentation.